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                             AMENDED AND RESTATED

                                   AGREEMENT

WHEREAS, Handy & Harman ("H&H") and Dennis R. Kuhns ("Executive") are parties to an agreement dated January 26, 1998 providing for certain payments and benefits to Executive in the event of a Change of Control of H&H;

WHEREAS, Executive is employed by H&H;

WHEREAS, H&H desires to retain Executive's services in the event of a Change of Control (as defined below) of H&H; and

WHEREAS, the parties desire to amend and restate the Agreement to reflect certain changes which have been agreed between them;

NOW THEREFORE, in consideration of the agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect thereafter, unless, not later than any September 30, H&H shall have given notice that it will not extend this Agreement beyond the ensuing December 31; provided, however, that no such notice to terminate may be given by H&H after such Change of Control, and any such notice given by H&H before such Change of Control, but which would cause this Agreement to terminate on a December 31 following the Change of Control, shall have no effect. If a Change of Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect until all of H&H's obligations hereunder have been discharged.

2. Change of Control of H&H. No benefits shall be payable unless there is a change of control ("Change of Control") of H&H. A Change of Control shall be deemed to have occurred if:

         (a) any "person", as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than H&H, any trustee or other fiduciary holding securities under an employee benefit plan of H&H or any corporation owned, directly or indirectly, by the stockholders of H&H in substantially the same proportions as their ownership of stock of H&H), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or



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         indirectly, of securities of H&H representing 25% or more of the combined voting power of H&H's then outstanding securities;


         (b) during any period of not more than two (2) consecutive years (not including any period prior to January 26, 1998), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with H&H to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board of Directors or nomination for election by H&H's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of H&H approve a merger or consolidation of H&H with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of H&H outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of H&H or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of H&H (or similar transaction) in which no "person" (as herein above defined) acquires more than 50% of the combined voting power of H&H's then outstanding securities; or

         (d) the stockholders of H&H approve a plan of complete liquidation of H&H or an agreement for the sale or disposition by H&H of all or substantially all of H&H's assets.

3. Termination Following Change of Control. If any of the events described in
Section 2 above constituting a Change of Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4 hereof upon termination of Executive's employment with H&H during the two (2) year period following the Change of Control unless such termination is (A) a result of Executive's death or retirement, or (B) Executive's resignation for other than Good Reason, or (C) Executive's being terminated by H&H for Disability or for Cause.

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         (a) Cause. For purposes of this Agreement, "Cause" shall mean Execu-
         tive's willful breach of duty in the course of Executive's employment, or Executive's habitual neglect of his employment duties.

         (b) Disability. For purposes of this Agreement, "Disability" shall mean Executive's absence from his duties with H&H for three hundred sixty-five (365) consecutive days as a result of his physical or mental illness.

         (c) Good Reason. Executive shall be entitled to terminate his employment for Good Reason. For the purposes of this Agreement, "Good

         Reason" shall mean the occurrence of any of the following circumstances:

                           (i) the assignment to Executive of any duties
                  inconsistent with his status as a Corporate Vice President (or any higher position to which Executive has been promoted at the time) or a substantial diminution in the nature or status of his responsibilities from those in effect immediately prior to the Change of Control;

                           (ii) a reduction in Executive's annual base salary
                  as in effect on the date of the Change of Control;

                           (iii) the relocation of the office in which
                  Executive is located prior to the Change of Control to a location more than sixty (60) miles from Cockeysville, Maryland;

                           (iv) Executive's selective exclusion, pursuant to
                  an action taken by H&H, from a compensation, bonus, stock option or stock ownership plan either in existence at the time of the Change of Control or thereafter put into effect for the benefit of others in a similar situation;

                           (v) except as required by law, the failure by H&H
                  to continue to provide Executive with benefits at least as favorable as those enjoyed by Executive under the employee benefit and welfare plans of H&H in which he was participating at the time of the Change of Control;

                           (vi) the failure of H&H to obtain a satisfactory
                  agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

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                           (vii) any purported termination of Executive's
                  employment not effected pursuant to a Notice of Termination satisfying the requirements of Section 4(d) below; for purposes of this Agreement, no such purported termination shall be effective.

Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (d) Notice of Termination. Any termination of Executive's employment by H&H or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 8 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.


         (e) Date of Termination. Etc. "Date of Termination" shall mean thirty
         (30) days after the date specified in the Notice of Termination.

4. Compensation Upon Termination. Following a Change of Control of H&H, as defined herein, upon termination of Executive's employment by (a) H&H other than for Cause or for Disability or (b) by Executive for Good Reason, Executive shall be entitled to the following benefits:

         (a) H&H shall pay Executive a severance payment (the "Severance Payment") equal to one year's full base salary at Executive's highest rate in effect during the period beginning twelve (12) months before the date on which the Change of Control occurs and ending on the date on which the Notice of Termination is given;

         (b) For a twelve (12) month period after termination of Executive's employment, H&H shall arrange to provide Executive with life, medical and dental insurance benefits substantially similar to those which Executive is receiving or entitled to receive immediately prior to the Notice of Termination, unless Executive is eligible to receive such benefits from a subsequent employer or a spouse's employer; and

         (c) H&H shall pay Executive the Severance Payment no later than the fifth (5th) day following the Date of Termination.

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5.       Successors; Binding Agreement.

         (a) H&H will require any successor to all or substantially all of the business and/or assets of H&H to expressly assume and agree to perform this Agreement in the same manner and to the same extent that H&H is required to perform it. Failure of H&H to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to an immediate lump sum payment equal to the sum of (i) the Severance Payment to which Executive would be entitled under
         Section 4(a) hereof if Executive had terminated Executive's employ-ment for Good Reason following a Change of Control of H&H and (ii) the present value of the continuing benefits to which Executive would have been entitled under Section 4(b) hereof if Executive had terminated his employment for Good Reason following a Change of Control of H&H. All references to H&H shall be deemed to include its successors.

         (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amount is payable to him hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

6. Section 280G Limitation. Notwithstanding any other provision of this

Agreement, the payments and benefits to which Executive is otherwise entitled under Section 4 hereof will be reduced to the extent necessary so that no portion thereof is nondeductible under Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code"). Within five (5) days of the Date of Termination, H&H shall provide Executive with the calculations undertaken by H&H for the purposes of applying the previous sentence (the "Calculations"). If Executive does not agree with the Calculations, Executive may object within fourteen (14) days of receipt of the Calculations by giving written notice to H&H, setting forth in reasonable detail the basis of Executive's objection to the Calculations which shall include a set of calculations which Executive believes is correct (the "Recalculations"). If H&H does not accept Executive's Recalculations, it shall notify Executive of such disagreement within seven
(7) days. The parties shall then attempt to resolve their disagreement within seven (7) days. If the parties are unable to resolve their disagreement within such period, the dispute shall be submitted to arbitration in accordance with
Section 7.

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7. Arbitration; Certain Costs. Any dispute or controversy between H&H and
Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall take place in the New York City metropolitan area. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. H&H shall reimburse Executive, upon demand, for all costs and expenses (including without limitation attorneys' fees) reasonably incurred by Executive in good faith in connection with this arbitration provision, including without limitation in connection with any such application undertaken by Executive in good faith, as well as for all such costs and expenses reasonably incurred by Executive in connection with entering and/or enforcing the award rendered by the arbitrator. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of H&H.

8. Notice. For the purposes of this Agreement, notices and all other communica-tions provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to H&H shall be directed to the attention of the Senior Vice President and General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


10. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties. No waiver by either party at any time of any breach by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or written, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreement. The validity,

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interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

11. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Agreement on the day of February, 1998.




                                                    Handy & Harman

/s/ Dennis R. Kuhns                                  /s/ Frank E. Grzelecki
----------------------                              --------------------
by:  Dennis R. Kuhns                                by:      Frank E. Grzelecki
                                                             Vice Chairman